Exhibit 99.1

TO:	FROM: Scott McIntyre, Jr., Chairman
FOR IMMEDIATE RELEASE	DATE: November 19, 2004

United Fire declares stock dividend, increases quarterly common stock dividend and appoints new officers

CEDAR RAPIDS, IA – November 19, 2004 – The board of directors today declared a one-for-one common stock dividend. The dividend will be distributed on December 15, 2004 to shareholders of record as of December 2, 2004. Each shareholder of record will receive one share of United Fire & Casualty Company common stock for each share of United Fire & Casualty Company common stock held as of the close of business on December 2, 2004. The terms of the United Fire & Casualty Company convertible preferred stock will automatically adjust to accommodate this stock dividend.

The board also declared an increase in the quarterly dividend on the common stock to $.12 per share. The dividend will be payable on January 3, 2005 to stockholders of record as of December 20, 2004.

In addition, the regular dividend of $0.3984375 per share will be paid to holders of preferred stock on December 15, 2004 for stockholders of record as of December 1, 2004.

United Fire & Casualty Company today announced the appointment of two new officers. Each appointment was approved by the board of directors of the company at today’s board meeting.

David E. Conner has been named Vice President of United Fire & Casualty Company and will be assuming the position of Chief Claims Officer effective January 1, 2005. He joined the company in 1998 as Claims Manager, Great Lakes Region. In May, 2004, he was named Assistant Vice President of United Fire & Casualty Company. Mr. Conner has over 20 years of experience in the claims field.

Geoff G. Lakis has been named Vice President of United Fire & Casualty Company. He joined the company in August, 2004 as Fidelity & Surety Manager. Mr. Lakis has over 20 years of experience in fidelity and surety business.